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                                                                    Exhibit 8.1


             [Letterhead of Wilson Sonsini Goodrich & Rosati P.C.]


                                    October 15, 1999

CardioThoracic Systems, Inc.
10600 North Tantau Avenue
Cupertino, California 95014


Ladies and Gentlemen:

     We have acted as special counsel to CardioThoracic Systems, Inc., a Delaware corporation ("CTS"), in connection with the proposed transaction (the "Merger") contemplated by the Agreement and Plan of Reorganization, dated as of August 30, 1999 (the "Merger Agreement"), by and among Guidant Corporation, an Indiana corporation ("Guidant"), Clydesdale Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Guidant ("Clydesdale"), and CTS. In that connection, we have participated in the preparation of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-4 (the "Registration Statement"), including a proxy statement/prospectus of CTS and Guidant dated today (the "Proxy Statement").

     You have requested that we deliver to you our opinion, as described in the Registration Statement, of the material U.S. federal income tax consequences of the Merger to Guidant, Clydesdale, CTS and the holders of shares of CTS common stock (the "Exhibit Opinion"). In rendering our opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement, the representations contained in the officer's certificates of Guidant, Clydesdale and CTS, each dated today, which have been delivered to us for purposes of this Exhibit Opinion (the "Officer's Certificates"), and such other documents and corporate records as we have deemed necessary or appropriate.

     In addition, we have assumed with your permission that (i) the Merger will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement are true, accurate and complete, (iii) the representations set forth in the Officer's Certificates are true, accurate and complete, and any representation made "to the best of the knowledge" or similarly qualified is, in each case, correct without such qualification, (iv) the representations set forth in the Officer's Certificates will remain true, accurate and complete on and as of the Closing Date as if given at such time, and (v) we will reconfirm this Exhibit Opinion on the Closing Date pursuant to Section 6.2(b) of the Merger Agreement.
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CardioThoracic Systems, Inc.
October 15, 1999
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Material Federal Income Tax Consequences

     The material federal income tax consequences of the Merger are as follows:

     (a)  The Merger will constitute a "reorganization" within the meaning of
          Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     (b) CTS stockholders will not recognize any gain or loss upon the exchange of their CTS common stock solely for shares of Guidant common stock pursuant to the Merger, except with respect to any cash they receive instead of a fractional share of Guidant common stock.

     (c) The aggregate tax basis of the shares of Guidant common stock received solely in exchange for shares of CTS common stock pursuant to the Merger, including a fractional share of Guidant common stock for which cash is received, will be the same as the aggregate tax basis of the shares of CTS common stock exchanged for them.

     (d) The holding period for shares of Guidant common stock received in exchange for shares of CTS common stock pursuant to the Merger will include the holding period of the shares of CTS common stock exchanged for them.

     (e) CTS stockholders who receive cash instead of a fractional share of Guidant common stock should be treated as having received the fractional share in the Merger and then as having the fractional share redeemed by Guidant in a distribution under Section 302 of the Code. Accordingly, these stockholders should generally recognize gain or loss equal to the difference, if any, between the tax basis of the fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and, in the case of individuals, long-term capital gain or loss eligible for reduced rates of taxation if the CTS stock exchanged has been held for more than one year.

     (f) None of CTS, Clydesdale, or Guidant will recognize any gain or loss as a result of the Merger.

     The foregoing description assumes that the CTS shareholders hold their shares of CTS common stock as capital assets. Further, the discussion does not address all of the federal income tax consequences that may be relevant to the CTS shareholders in light of their particular circumstances; nor does the discussion address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Code, such as:
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CardioThoracic Systems, Inc.
October 15, 1999
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     (i)    insurance companies;
     (ii)   financial institutions;
     (iii)  dealers in securities;
     (iv)   traders that mark to market;
     (v)    tax-exempt organizations;
     (vi) stockholders who hold their shares as part of a hedge, appreciated financial position, straddle or conversion transaction;
     (vii) stockholders who acquired their shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and
     (viii) foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

     No information is provided in this Exhibit Opinion with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local and other tax laws. This Exhibit Opinion is based upon the provisions of the Code, applicable United States Treasury regulations, and Internal Revenue Service ("IRS") rulings and judicial decisions, as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in this Exhibit Opinion. No rulings have been or will be sought from the IRS concerning the tax consequences of the Merger, and this Exhibit Opinion will not be binding on the IRS or any court.

     The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Merger. Thus, CTS stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Consent

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "THE MERGER -- Material Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Securities Act.
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CardioThoracic Systems, Inc.
October 15, 1999
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                              Very truly yours,

                              /s/ Wilson Sonsini Goodrich & Rosati P.C.

                              WILSON SONSINI GOODRICH &
                              ROSATI P.C.